Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated March 12, 2019 (the “Effective Date”), by and between Steel Services Ltd., a Delaware corporation (the “Company”), and Douglas B. Woodworth, an individual (“Executive”).

The Company currently employs Executive as Chief Financial Officer of Steel Partners Holdings L.P. (“SPLP”) and is desirous of continuing to employ Executive. Executive accepts such continued employment by the Company on the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.                  Term. The term of this Agreement and of the employment of Executive hereunder shall commence as of the Effective Date and shall continue until terminated in accordance with the terms of this Agreement. The term of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

2.                  Employment

(a)                Employment; Title; Duties. During the term of this Agreement, the Executive shall continue to serve as the Chief Financial Officer of SPLP, reporting to the Executive Chairman of SPLP. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall, if requested, also serve as an officer or director of any affiliate of SPLP for no additional compensation.

(b)               Performance of Duties. Throughout the term of his employment, Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and faithfully and diligently perform his duties in conformity with the lawful direction of the Executive Chairman of SPLP, as well as the Board of Directors of SPLP (the “SPLP Board”). Executive will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Executive Chairman and the SPLP Board.

(c)                Place of Performance. Executive’s initial place of employment shall be at the Company’s office in New York, New York; provided Executive shall be reasonably required to travel periodically in connection with the performance of his duties.

3.                  Compensation and Benefits

(a)                Base Salary. During the term hereof, the Company shall pay to Executive a base salary (“Base Salary”) at the annual rate of Four Hundred Fifty-One Thousand Five Hundred Dollars ($451,500). The Base Salary shall be payable in equal installments in accordance with the Company’s customary pay schedule and shall be subject to such adjustments as the SPLP Board shall determine from time to time.

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(b)               Bonus. Executive shall be eligible to receive an annual bonus in accordance with the terms of any bonus plan applicable to the Executive. As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 90% of Base Salary (the “Target Bonus”). Payment of the Target Bonus shall be based on the achievement of the Executive’s performance goals established by the SPLP Compensation Committee in its sole and absolute discretion. The Executive’s actual bonus may be higher or lower than the Target Bonus, as determined by the SPLP Compensation Committee in its sole and absolute discretion.

(c)                Vacation. During the term hereof, Executive shall be entitled to accrue four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Executive may not accumulate or carry over from one (1) calendar year to another any unused, accrued vacation time. Executive shall not be entitled to compensation for vacation time not taken.

(d)               Expenses. Subject to such policies as may be established, the Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive in the performance of Executive’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

(e)                Withholdings. The Company is authorized to deduct and withhold all payroll, income and other taxes or similar amounts from the Base Salary, bonuses and other compensation as required by law.

4.                  Benefits. Executive shall be eligible to participate in all employee benefit plans including, but not limited to: bonus; retirement; medical, dental, life and other insurance; vacation; sick leave; holiday; and other benefit plans that are provided by the Company to its senior management personnel, in accordance with their terms as in effect from time to time. The Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

5.                  Severance and other Payments upon Termination of Employment

(a)                Termination for Good Reason or Without Cause. If Executive terminates his employment with the Company for Good Reason (as defined below), or if the Company terminates Executive’s employment without Cause (as defined below), then the Company will pay Executive a severance benefit equal to one (1) year of full Base Salary at the Executive’s highest rate in effect in the twelve (12) months preceding the termination of employment plus any Target Bonus compensation Executive has accrued through the date of termination (the “Severance Payment”). In addition, notwithstanding the terms of any applicable award agreements, all outstanding long-term cash-based compensation awards (“Cash LTIP”) that have been awarded (whether or not they have been accrued) that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) shall become fully vested and paid; provided that any such awards that are subject to Section 409A shall fully vest but shall be paid in accordance with the terms of the award and Section 409A. In addition, notwithstanding the terms of any applicable award agreements, all outstanding equity-based compensation awards that have been awarded (whether or not they have been accrued) that are exempt from Section 409A (“Equity Awards”) shall become fully vested and the restrictions thereon shall lapse; provided that any such awards that are subject to Section 409A shall vest but shall be paid in accordance with the terms of the award and Section 409A. In addition, the Company shall pay Executive a single lump sum payment representing twelve (12) months of premiums for COBRA group health continuation coverage for Executive and his family based on the then-current COBRA premium rate that Executive would be charged at the time of his termination of employment (the “Medical Benefit”). In addition, the Company shall be required to pay Executive his Base Salary and accrued vacation pay that Executive has earned on and through the date of such termination of employment. Subject to Section 14 (Section 409A Compliance) below, the awards that are subject to Section 409A shall vest (and be paid in accordance with the applicable terms and Section 409A) and the Severance Payment and the Cash LTIP (to the extent exempt from Section 409A) shall be paid in a lump sum no later than sixty (60) days following termination of employment; provided that the general release under Section 5(d) below is effective on that date and; provided further that Executive shall have executed the resignations as required by Section 5(e) and; provided further that if the sixty (60) day period spans two (2) calendar years, such payments and accelerated vesting will be made/occur in the second calendar year. If the general release does not become effective within such 60-day period, no severance shall be payable hereunder. All payments hereunder are subject to all applicable income and employment tax withholdings and other required deductions.

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(b)               Termination For Cause or without Good Reason. If the Company terminates Executive’s employment for Cause, or if Executive terminates his employment without Good Reason, then Executive shall receive his Base Salary and accrued vacation pay earned but unpaid through the date of termination. All payments hereunder are subject to all applicable income and employment tax withholdings and other required deductions. Executive shall not be entitled to receive the Severance Payment, Cash LTIP, Equity Awards, Medical Benefit or other payment or benefit.

(c)                Death. If Executive’s employment is terminated because of Executive’s death, then his estate shall be entitled to receive any Base Salary and accrued vacation pay that Executive has earned on and through the date of such termination. All payments hereunder are subject to all applicable income and employment tax withholdings and other required deductions.

(d)               General Release. Prior to, and as a precondition to Executive’s receipt of the Severance Payment, Cash LTIP, Equity Awards, and Medical Benefit under Section 5(a), Executive shall execute (and not revoke) a general release of SPLP, the Company, and their Affiliates, subsidiaries, and their officers, directors, employees, agents, successors and assigns substantially in the form that is attached to this Agreement at Exhibit A such that it becomes effective within sixty (60) days following termination of his employment with the Company.

(e)                Resignation. Prior to, and as a precondition to Executive’s receipt of the Severance Payment, Cash LTIP, Equity Awards, and Medical Benefit under Section 5(a), Executive agrees to resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of SPLP, the Company or any of their Affiliates.

(f)                 Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“Affiliate” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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“Cause” means: (i) Executive’s breach of any material term of this Agreement; (ii) Executive’s commission of any act of fraud, embezzlement or dishonesty; (iii) Executive’s, unauthorized use or disclosure of Confidential Information (defined below) or trade secrets of the Company or its Affiliates; (iv) the conviction of the Executive or, or plea by the Executive of nolo contendere to, any felony, or any other crime involving dishonesty or moral turpitude; or (v) any other intentional misconduct by Executive adversely affecting the business or affairs of SPLP, the Company or their Affiliates in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as grounds for the dismissal or discharge of Executive. No act or omission shall constitute Cause unless the SPLP Board provides to Executive a written notice that clearly and fully describes the particular acts or omissions which the SPLP Board reasonably believes in good faith constitute Cause, and an opportunity, within fifteen (15) days following his receipt of such notice, to meet in person with the SPLP Board to explain or defend the alleged acts or omissions relied upon by the SPLP Board and, to the extent practicable, to cure such acts or omissions.

“Change of Control” means the sale of all or substantially all the assets of SPLP or the Company; any merger, consolidation or acquisition of SPLP or the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of SPLP or the Company in one or more related transactions.

“Good Reason” means: (i) any material breach by the Company of this Agreement; (ii) a material reduction in Executive’s duties and responsibilities that are inconsistent with his status as an officer of the Company, holding the title, office, and responsibilities that are set forth in this Agreement; (iii) the removal of Executive from the title, office, duties, or responsibilities set forth in this Agreement; (iv) relocation or any attempted relocation of Executive beyond a fifty (50) mile radius of the Executive’s current office; (v) Executive’s Base Salary or Target Bonus is materially decreased by the Company, unless, with respect to Base Salary, such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all the Company’s employees pursuant to a directive of the SPLP Board; or (vi) this Agreement is not assumed in total by a successor as part of a Change of Control. The occurrence of any of the events described in (i) through (vi) will not constitute Good Reason unless Executive gives the Company written notice, within thirty (30) calendar days after Executive knew of the occurrence of such event, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within thirty (30) days after receipt of such notice. If not cured, the termination of Executive’s employment for Good Reason shall be effective as of the expiration of the foregoing cure period.

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

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6.                  Restrictive Covenants.

(a)                Executive understands and agrees that he has confidential knowledge and information relating to the business of the Company, Steel Partners Holdings L.P., Steel Partners Ltd. and each of their subsidiaries or Affiliates (collectively, the “Steel Partners Group”), which Executive obtained and had access to during Executive’s employment. Accordingly, any and all data, records, and information about the Steel Partners Group’s business operations, including, without limitation: (i) trade secrets; (ii) marketing information, selling techniques, customer lists, supplier and vendor information, and information including names, addresses, specifications, and delivery schedules; (iii) marketing plans and concepts; (iv) financial information, including product pricing and other pricing information; (v) sales, costs, profits, profit margins, salaries and other financial information pertaining to the Steel Partners Group; (vi) ideas, processes, methods, techniques, systems, patents, models, devices, programs, computer software and related information; and (vii) personal and professional information concerning senior executives, which is in the possession or control of the Steel Partners Group, which has not been published or disclosed to the general public, which protection is necessary for the ongoing and continued success of the Steel Partners Group (collectively the “Confidential Information”) will be held completely in confidence by Executive. Confidential Information includes any information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information also includes information developed by Executive during his employment. Executive agrees to keep confidential and agrees not to disclose any such Confidential Information to anyone, except authorized employees and representatives of the Steel Partners Group. Executive acknowledges that any use of any part of the Steel Partners Group’s Confidential Information or property or any disclosure of the Steel Partners Group’s Confidential Information to third parties, at any time, would constitute immediate and irreparable harm to the Company. This Agreement specifically incorporates the protections of the Uniform Trade Secrets Act, as amended from time to time.

(b)               Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Steel Partners Group for the twelve (12) months, to run consecutively, beginning on the last day of Executive’s employment with the Company, whether terminated by either Party for any reason or no reason.

(c)                Executive agrees that, during employment and at all times thereafter, he will not publicly disparage or criticize the Steel Partners Group, their business, their management or their products or services, and he will not otherwise do or say anything that could materially disrupt the good morale of employees of the Steel Partners Group or materially harm the interests or reputation of the Steel Partners Group.

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(d)               Because of the Steel Partners Group’s legitimate business interests as described in this Agreement and the good and valuable consideration offered to Executive, the sufficiency of which is acknowledged, during the term of Executive’s employment and for the twelve (12) months, to run consecutively, beginning on the last day of Executive’s employment with the Company, whether terminated by either Party for any reason or no reason, (the “Restricted Period”), Executive agrees and covenants not to engage in Prohibited Activity in the United States of America. For purposes of this non-compete clause, “Prohibited Activity” is activity in which Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as any of the legal entities contained in the Steel Partners Group. “Prohibited Activity” also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information. This section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(e)                Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, without limitation, the restraints imposed upon him pursuant to this Section 6. Executive agrees that the restraints are necessary for the reasonable and proper protection of the Steel Partners Group and that each one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants and agreements contained in this Agreement, the damage to the Steel Partners Group would be irreparable. Executive therefore agrees that any Person or legal entity within the Steel Partners Group, in addition to any other remedies available to them, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants or agreements, without having to post a bond. The parties further agree that if any provision of Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being overbroad, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

7.                  Ownership. Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, formulas, discoveries, improvements, patents, trade secrets, designs, works, reports, computer software, flow charts and diagrams, procedures, data, documentation and writings and applications thereof relating to the past, present or future business of the Steel Partners Group that, alone or jointly with others, Executive may have discovered, conceived, created, made, developed, reduced to practice or acquired, from the inception of the Steel Partners Group to the present, or may, from the date of this Agreement through the termination of his employment with the Company, discover, conceive, create, make, develop, reduce to practice or acquire in the course of his employment with the Steel Partners Group (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the respective legal entity within the Steel Partners Group and Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments. Executive agrees to promptly and fully disclose all future Developments to the Company and, at any time upon request and at the expense of the Company, execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present or planned business of the Steel Partners Group shall be the property of the respective legal entity within the Steel Partners Group and shall be delivered to the Company promptly upon the termination of Executive’s employment with the Company.

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8.                  Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive), and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred: (a) to an Affiliate of the Company or (b) pursuant to a merger or consolidation in which the Company is not the continuing or surviving entity, or the sale or liquidation of all or substantially all of the assets of the Company, to one or more entities that have the financial and other ability to perform the Company’s obligations under this Agreement; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits which, to the extent permitted under applicable laws, shall be assignable by written notice to the Company of such assignment.

9.                  Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. For the avoidance of any doubt, Executive’s rights under the June 11, 2011 Offer Letter shall be void.

10.              Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive). No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any such waiver must be in writing and signed by the party granting the waiver, Executive or an officer of the Company (other than Executive), as the case may be.

11.              Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

12.              Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding the provisions relating to conflicts of law. Any dispute between the parties shall be heard in the state or federal courts located in the State of New York, and each party hereby submits to the exclusive jurisdiction of such courts for such disputes and agrees not to argue that such courts are not an inconvenient forum for such dispute.

13.              Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or by courier, or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

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If to the Company:

Steel Services Ltd.

590 Madison Avenue, 32nd Floor

New York, NY 10022

If to Executive:

Douglas B. Woodworth

130 Tanners Pond Road

Garden City, NY 11530

14.              Section 409A Compliance. Executive is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Code). Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. If, at the time of Executive’s termination of employment under this Agreement, Executive is a “specified employee” (under Section 409A of the Code), any payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code on account of Executive’s “separation from service” and that are not exempt from Section 409A of the Code shall not be paid until after the end of the sixth calendar month beginning after Executive’s separation from service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

15.              Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its Affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was an officer or director of any legal entity within the Steel Partners Group, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. The Company’s obligations under this Section shall be in addition to, and not in limitation or derogation of, any other rights Executive may have against the Steel Partners Group to indemnification or advancement or expenses, whether by statute, contract or otherwise.

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16.              Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.              Counterparts. This Agreement may be executed in counterparts, and such counterparts shall be considered as part of one agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

The undersigned have executed this Agreement to be effective on the Effective Date.

“COMPANY”

STEEL SERVICES LTD.

By:	/s/ Peter Marciniak

Title:	SVP Human Resources

“EXECUTIVE”

/s/ Douglas B. Woodworth
Douglas B. Woodworth

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Exhibit A

General Release

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SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is dated [INSERT DATE] and is voluntarily entered by and between Douglas B. Woodworth (hereinafter “Employee”) and Steel Services Ltd. (the “Company”).

The parties wish to avoid any dispute regarding Employee’s services to the Company. The parties have therefore negotiated a full and final settlement of all differences between them through the date of this Agreement. The parties desire to enter into this Agreement and have agreed to the terms and conditions set forth herein. In consideration of the mutual understandings and covenants and the release contained herein, the parties hereby voluntarily agree as follows:

1.       Employment Status.

(a)       Employee’s employment with the Company was terminated effective [INSERT DATE]. Employee will be paid for all earned and unpaid salary, approved expenses, and any unused vacation pay, less all applicable payroll withholding and deductions; all monies to be paid in the time period as required by applicable law.

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(b)       Despite Employee's employment being terminated, Employee agrees to cooperate reasonably with the Company and its affiliates and outside counsel in connection with: (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Employee may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together, “Cooperation Services”). Employee further agrees to be available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Employee understands that the Company shall not utilize this paragraph to require Employee to be available to an extent that would unreasonably interfere with full-time employment responsibilities. Employee understands and agrees that Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate is involved and/or preparation for such testimony. Employee also understands and agrees that the Company shall reimburse Employee for any reasonable travel expenses that Employee incurs due to performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

2.       Severance Payment. Reference is made to the March ____, 2019 Employment Agreement between Employee and the Company (the “Employment Agreement”). Capitalized terms used in this Section 2 but not defined shall have the meanings assigned to such terms in the Employment Agreement. Provided Employee executes and does not revoke this Agreement and further provided that Employee complies with his obligations under the Employment Agreement:

(a)       The Company will pay Employee a severance benefit equal to one (1) year of full Base Salary at the Employee’s highest rate in effect in the twelve (12) months preceding the termination of employment plus any Target Bonus compensation Employee has accrued through the date of termination (the “Severance Payment”).

(b)       Notwithstanding the terms of any applicable award agreements, all outstanding long-term cash-based compensation awards (“Cash LTIP”) that have been awarded to Employee (whether or not they have been accrued) that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) shall become fully vested and paid; provided that any such awards that are subject to Section 409A shall fully vest but shall be paid in accordance with the terms of the award and Section 409A.

(c)       Notwithstanding the terms of any applicable award agreements, all outstanding equity-based compensation awards that have been awarded to Employee (whether or not they have been accrued) that are exempt from Section 409A (“Equity Awards”) shall become fully vested and the restrictions thereon shall lapse; provided that any such awards that are subject to Section 409A shall vest but shall be paid in accordance with the terms of the award and Section 409A.

(d)       The Company shall pay Employee a single lump sum payment representing twelve (12) months of premiums for COBRA group health continuation coverage for Employee and his family based on the current COBRA premium rate (the “Medical Benefits”). Employee acknowledges and agrees that the period during which health insurance is provided to Employee pursuant to this paragraph shall be concurrent with and credited toward the continuation coverage period to which Employee would be entitled pursuant to COBRA.

(e)       Subject to Section 14 (Section 409A Compliance) of the Employment Agreement, the awards that are subject to Section 409A shall vest (and be paid in accordance with the applicable terms and Section 409A) and the Severance Payment and the Cash LTIP (to the extent exempt from Section 409A) shall be paid in a lump sum no later than sixty (60) days following termination of employment; provided that this Agreement is effective on that date and; provided further that Employee shall have executed the resignations as required by Section 5(e) of the Employment Agreement and; provided further that if the sixty (60) day period spans two (2) calendar years, such payments and accelerated vesting will be made/occur in the second calendar year. If this Agreement does not become effective within such 60-day period, no severance shall be payable hereunder. All payments hereunder are subject to all applicable income and employment tax withholdings and other required deductions.

(f)       Employee acknowledges that the agreement by the Company to provide the Severance Payment, Cash LTIP, Equity Awards, and Medical Benefits set forth in this Section 2 is conditioned upon, and in consideration of Employee’s compliance with all the terms and conditions of this Agreement and Employee’s release of all claims against the Company, its parent companies, affiliates and subsidiaries. Employee acknowledges that the Severance Payment, Cash LTIP, Equity Awards, and Medical Benefits set forth in this Section 2 constitute full and fair consideration for the release of Claims, that neither the Company nor any of the Released Parties are otherwise obligated to provide this consideration to Employee, and that this consideration is in addition to any other sums to which Employee is otherwise due.

(e)       The parties expressly agree and acknowledge that Employee has made no allegation of sexual harassment or sexual abuse against the Company or any of the Released Parties and no grounds exist for any claim of sexual harassment or sexual abuse against the Company or any of the Released Parties. Accordingly, while the general release set forth in this Agreement is a release of all Claims against the Company and the Released Parties to the fullest extent permitted by law, no portion of the Severance Payment, Cash LTIP, Equity Awards, or Medical Benefits are specifically allocated to the settlement or compromise of any allegation of sexual harassment or abuse.

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3.       Release. In consideration of the Severance Payment, Cash LTIP, Equity Awards, and Medical Benefits, and the other good and valuable consideration indicated herein, Employee (for Employee, and Employee’s personal representatives, heirs and assigns) releases and forever discharges the Released Parties (as defined below) from any and all claims (including, but not limited to, claims for attorneys’ fees), demands, losses, grievances, damages, injuries (whether personal, emotional or other), agreements, actions, promises or causes of action (known or unknown) which Employee now has or may later discover or which may hereafter exist against one or more Released Parties arising out of or relating to, directly or indirectly, Employee’s employment, or the termination of Employee’s employment, with the Company, whether pursuant to common law, statute, ordinance, regulation or otherwise. Claims or actions released herein include, but are not limited to (separately and collectively hereafter referred to as "Claim" or "Claims", respectively) : (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), as amended, and all of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses (including but not limited to payments under any Short Term Incentive Plan or Long Term Incentive Plan), commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

This general release of Claims excludes, and Employee does not waive, release or discharge any (i) right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; or (iii) or any other claims that cannot be waived by law. Employee does, however, expressly waive the right to receive any future monetary recovery from the Employer, including Employer payments that result from any complaints or charges that Employee files with any federal, state or local administrative or regulatory agency or that are filed or pursued on Employee’s behalf.

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Employee understands that he may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of signing this release, may have materially affected this Agreement or Employee’s decision to enter into it. Nevertheless, Employee (for Employee, and Employee’s personal representatives, heirs and assigns) hereby waives any right or Claim that might arise because of such different or additional Claims or facts. Employee has been made aware of, and understands, the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties understand that, as used in this Agreement, “Released Parties” includes the Company, Steel Partners Holdings L.P., Steel Partners Ltd., and all of their past and present officers, directors, employees, trustees, agents, parent companies, subsidiaries, partners, members, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, affiliates, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable, none of whom admit any liability to Employee, but all of whom expressly deny any such liability.

4.       Transition Cooperation. In addition to the other obligations in this Agreement, Employee agrees to provide reasonable cooperation in transitioning his duties from Employee to his successor. In addition, Employee shall execute a resignation letter resigning his position with Steel Services Ltd., and all Steel Partners Holdings L.P.’s subsidiaries and affiliates for which he serves as an officer and/or director.

5.       Sole Responsibility for Legal Costs. Employee agrees that Employee will be solely and individually responsible for compensating any attorney(s) for any services that have been rendered to or for Employee in connection with the review of this Agreement or any other matters whatsoever.

6.       No Admission of Liability. It is understood and agreed that the Company denies that it is liable to Employee on any legal theory of liability, and that nothing in this Agreement, including, but not limited to, the Severance Payment, Cash LTIP, Equity Awards, or Medical Benefits set forth in Paragraph 2 hereof, constitutes or shall be construed as an admission by the Company of any fact of wrongdoing, damage or liability to Employee on any theory.

7.       Restrictive Covenants. Employee’s obligations under Section 6 of the Employment Agreement are incorporated by reference.

8.       Confidentiality and Non-Disparagement. Employee agrees that, as a condition of this Agreement, the existence (as well as the terms and provisions) of this Agreement are to remain strictly confidential and shall not be disclosed to any person except Employee’s spouse and legal and/or tax advisor(s), or as required by law or lawfully-issued subpoena. In no event shall Employee discuss the separation of Employee’s employment with the Company, this Agreement, or the terms of this Agreement with any current or prospective employee of the Company, except as reasonably necessary to fulfill Employee’s other obligations under this Agreement. Employee will not, and will cause Employee’s relatives, agents, and representatives to not, knowingly disparage or make any derogatory statements regarding the Company, its directors, or its officers. The provisions of this paragraph do not apply to any Claim of sexual harassment or sexual abuse.

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9.       Return of Company Property. Employee hereby certifies that Employee has returned, or will return prior to Employee’s last day of employment, to the Company all of the Company’s property in Employee’s possession or control, including but not limited to, any equipment, books, computer software, computer hardware, documents, drawings, memoranda, manuals, and other records, except as specifically provided herein. Notwithstanding the foregoing, Employee shall be entitled to retain his Microsoft Surface and mobile telephone.

10.       Severability. The parties stipulate and agree that all clauses and provisions of this Agreement are distinct and severable, and Employee understands, and it is Employee’s intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances. As to any actions or claims that would not be released because of the invalidity or unenforceability of this Agreement, Employee covenants and agrees to execute a release or waiver that is legal and enforceable.

11.       Amendment. This Agreement may not be modified except by a writing signed by each of the parties hereto, or their duly authorized representative.

12.       Successors and Assigns. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. It is understood and agreed that no breach of this Agreement shall be cause to set it aside or to revive any of the claims being released herein.

13.       Governing Law. This Agreement shall, in all respects, be interpreted, construed and governed by and under the internal substantive laws of the State of New York (without reference to its choice of law provisions).

14.       Construction. The parties hereto acknowledge and agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

15.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The Parties agree that their respective signatures may be delivered by facsimile or by PDF, and that facsimile or PDF signatures will be treated as originals for all purposes.

16.       Competency of Parties. The parties, and each of them, acknowledge, warrant, represent, and agree that in executing and delivering this Agreement, they do so freely, knowingly and voluntarily, that they had an opportunity to discuss its terms and the implications thereof with legal counsel, that they are fully aware of the contents and effect thereof, and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

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17.       Older Workers’ Benefit Protection Act. (a) Employee has specific rights under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). It is the Company’s desire and intent to make certain that the Employee fully understands the provisions and effects of this Agreement. To that end, the Employee acknowledges that:

i.CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE HAS BEEN ADVISED OF THE RIGHT AND GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL FOR THE PURPOSE OF REVIEWING THE TERMS OF THIS AGREEMENT, INCLUDING, IN PARTICULAR, THE RELEASE OF CLAIMS (ALTHOUGH EMPLOYEE MAY CHOOSE VOLUNTARILY NOT TO DO SO);

ii.CONSISTENT WITH THE PROVISIONS OF THE OWBPA, THE COMPANY IS PROVIDING EMPLOYEE WITH TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER, SIGN AND RETURN THIS AGREEMENT TO THE COMPANY (ALTHOUGH EMPLOYEE MAY CHOOSE VOLUNTARILY TO EXECUTE THIS AGREEMENT EARLIER);

iii.CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE HAS SEVEN (7) DAYS FOLLOWING THE DATE EMPLOYEE SIGNS THIS AGREEMENT TO REVOKE EMPLOYEE’S CONSENT TO THIS AGREEMENT;

iv.CONSISTENT WITH THE PROVISIONS OF THE OWBPA, EMPLOYEE ACKNOWLEDGES THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED;

v.EMPLOYEE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT DOES NOT WAIVE ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THE AGREEMENT IS EXECUTED;

vi.EMPLOYEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EMPLOYEE AND EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT; AND

vii.EMPLOYEE acknowledgeS that, as required by the ADEA AND OWBPA, EMPLOYEE HAS received (in Exhibit a, attached hereto and incorporated herein) adequate written notice of any class, unit or group of individuals covered by this employment termination program, any eligibility factors for such program and any time limits applicable to this program. EMPLOYEE acknowledgeS that Exhibit A, adequately informs EMPLOYEE of the job titles and ages of all persons eligible or selected for this program, and the ages of all individuals in THE same job classification or organizational unit who are not eligible or selected for this program.

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(b)       By executing this Agreement, the parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one day period provided for in Paragraph 17(a)(ii) above.

(c)       In the event Employee does not accept this Agreement, or in the event Employee revokes this Agreement during the seven-day Revocation Period, this Agreement, including but not limited to the Company’s obligations set forth in Paragraph 2 of this Agreement, shall automatically be deemed null and void.

(d)       To effectively revoke, Employee must notify Pete Marciniak or his successor in writing of Employee’s intent to revoke no later than midnight of the seventh day after Employee has signed this Agreement.

(e)       This Agreement shall become effective on the eighth day following Employee’s execution of this Agreement (the “Effective Date”) unless revoked.

18.       Taxes. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in this Agreement ends in the taxable year following Employee’s termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

19.       Indemnification. Section 15 of the Employment Agreement is hereby incorporated by reference.

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20.       Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all previous negotiations, whether written or oral. This Agreement may be changed only by an instrument in writing signed by the party against whom the charge, waiver, modification, extension or discharge is sought.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT NO PROMISE, INDUCEMENT OR AGREEMENT NOT EXPRESSED IN THIS AGREEMENT HAS BEEN MADE REGARDING THIS AGREEMENT AND THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS THAT IT CONTAINS A RELEASE OF ALL EMPLOYEE’S CLAIMS, KNOWN AND UNKNOWN, AND IS VOLUNTARILY ENTERING INTO IT. EMPLOYEE FURTHER REPRESENTS THAT EMPLOYEE HAS HAD REASONABLE TIME DAYS TO CONSIDER THE PROVISIONS OF THIS AGREEMENT BEFORE ENTERING INTO IT.

BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS NOT SUFFERED ANY AGE OR OTHER DISCRIMINATION, HARASSMENT, RETALIATION, OR WRONGFUL TREATMENT BY ANY RELEASED PARTY.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

___________________________________

Douglas B. Woodworth

Date:

Steel Services Ltd.

______________________________________

By: ___________________________________

Date:

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